Exhibit 99.1

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

The Board of Directors

Level 3 Communications, Inc.

1025 Eldorado Blvd.

Broomfield, CO 80021

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated October 31, 2016, as Annex C to, and to the reference thereto under the captions “Summary – Opinions of Level 3’s Financial Advisors,” “The Combination and the Stock Issuance – Background of the Combination,” “The Combination and the Stock Issuance – Level 3’s Reasons for the Combination; Recommendation of the Combination by the Level 3 Board,” and “The Combination and the Stock Issuance – Opinions of Level 3’s Financial Advisors” in, the Joint Proxy Statement relating to the proposed combination involving Level 3 Communications, Inc. and CenturyLink, Inc., which Joint Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of CenturyLink, Inc. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Citigroup Global Markets, Inc.
CITIGROUP GLOBAL MARKETS INC.

December 15, 2016